Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Critical Metals Corp. on Amendment No. 1 to the Form F-4 of our report dated April 15, 2022 except for the effects of the restatement discussed in Note 2, as to which the date is June 10, 2022, with respect to our audits of the financial statements of Sizzle Acquisition Corp. as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from October 12, 2020 (inception) through December 31, 2020, which includes an explanatory paragraph as to the ability of Sizzle Acquisition Corp. to continue as a going concern, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

February 14, 2023